Platinum Energy Resources Inc.

Offer for Acquisition of Debt

We refer to the offer of August 6, 2010 by Pacific International Group Holdings LLC ("Pacific") with respect to the proposed acquisition of the outstanding bank debt of Platinum Energy Resources Inc. ("Platinum") and related rights offering (the "Offer"). Capitalized terms used but not defined herein have the meaning set forth in the Offer. Pacific is hereby reinstating and amending the Offer by offering Platinum an alternative ("Alternative") to the rights offering, for Platinum's choosing, on the terms described below.

- As described in the Offer, Pacific or an affiliate thereof will acquire the Debt and hold it on an interest-free basis.
- In substitution for the rights offering proposed in the Offer, Platinum may elect instead, at its option, to grant to Pacific or its affiliate the right to convert the Debt into shares of Platinum's common stock at a conversion rate that would result, after giving effect to such conversion, in Pacific and its affiliates holding an aggregate of not less than 90% of Platinum's issued and outstanding common stock on a fully diluted basis.
- Under the original Offer as well as the Alternative, any further issuance by Platinum of common stock or interests convertible into common stock will require Pacific's prior written consent.
- If Platinum elects the Alternative and subsequent thereto Pacific and/or its affiliate cause Platinum to execute a short-form merger into a wholly-owned subsidiary, the minority shareholders will receive consideration of not less than 50 cents in cash per share that is cancelled in such merger.

Other than as specifically amended by the foregoing, the terms of the Offer remain in full force and effect. If you wish to accept the original Offer dated August 6, 2010 and you do not wish to grant to Pacific or its affiliate conversion rights of the Alternative as described above, please return to Pacific only an executed copy of the original Offer. If you wish to accept the Offer as amended by this term sheet, please return to Pacific an executed copy of each of the original Offer and this amending term sheet, upon receipt of which by Pacific, the original Offer dated August 6, 2010 and this term sheet will form a binding agreement between the parties hereto and Platinum will deemed to have elected the Alternative. Unless Pacific has received an executed response to the Offer as described above by 5:00 p.m. EDT on August 13, 2010, the Offer as amended by this term sheet shall expire and be of no further force or effect. The Offer, as amended by this term sheet, will be governed by, and construed in accordance with, the laws of the State of New York.

Executed this 10th day of August, 2010

PACIFIC INTERNATIONAL GROUP HOLDINGS LLC

By: ______________________________

Name: Syd Ghermezian
Title: Manager

Executed this __ day of August, 2010

PLATINUM ENERGY RESOURCES INC.

By: ______________________________

Name:
Title:

USActive 20346266.1